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Company Press Release

TORONTO - (BUSINESS WIRE) - DECEMBER 29, 2000 - OFFICELAND INC. (OTCBB:OFLD.OTC.BB) announced today that its Board of Directors had decided to file a "Notice of Intention to Make a Proposal" under the Canadian Federal Bankruptcy Statutes. Such a Notice was filed on Thursday, December 28, 2000. In addition, the operations of two of its subsidiaries, The Wholesale Group (TWG) in Anaheim, CA and Telecom Inc. (TCC) in Wauconda, IL would be closed as of Friday, December 29, 2000. The principal reason for taking these difficult decisions was the increasing losses and deteriorating value of Telecom's inventory, and smaller losses at Officeland Inc. in Toronto and at TWG in Anaheim. Eastern, Equipment Brokers, Inc. (EEB) in Connecticut has been operating profitably, and has been funding the losses of other group companies.

The filing in the Canadian Federal Court will allow Officeland Inc. the opportunity to present a plan of reorganization to the Court and to its Bank, which the Company will attempt to construct around Eastern Equipment Brokers, Inc. the Company's Connecticut based subsidiary.

In other developments, John O'Connor, whom the Company had previously announced would become Chief Operating Officer of Officeland Inc., declined to assume this position but will remain as the Vice-President of Eastern Equipment Brokers, Inc. and Officeland Inc. Further, John Einarsen has resigned as the President of Telecom Inc and David Debyl, has resigned as Corporate Controller of Officeland, Inc.

Officeland plans to issue further press releases as appropriate.